UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STEPAN COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 30, 2013

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 30, 2013, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect three Directors to the Board of Directors each for a three-year term.

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized Common Stock of the Company from 30,000,000 shares to 60,000,000 shares.

3.	To approve an advisory resolution on the compensation of the Company’s named executive officers.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on March 1, 2013, as the record date for determining holders of the Company’s 5 1/2% Convertible Preferred Stock and the Company’s Common Stock entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 30, 2013.

The Proxy Statement and Annual Report to Stockholders, including Form 10-K for fiscal year 2012, are available at http://www.edocumentview.com/SCL.

Directions to the Annual Meeting of Stockholders are available at http://www.stepan.com, under “Investor Relations—Annual Meeting” for those stockholders who plan to attend the Annual Meeting.

By order of the Board of Directors,

H. EDWARD WYNN

    Secretary

Northfield, Illinois

March 27, 2013

The Board of Directors extends a cordial invitation to all stockholders to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

As a reminder, brokers may not vote your shares for non-routine matters such as the election of directors, the approval to increase the number of authorized shares of the Company’s Common Stock, or the advisory vote on the compensation of the Company’s named executive officers (“Say-on-Pay” vote) in the absence of your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your vote for all proposals can be counted.

March 27, 2013

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. (CDT) on April 30, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses.

At the close of business on March 1, 2013, the record date for the meeting, there were 61,935 shares of the Company’s 5 1/2% Convertible Preferred Stock (“Preferred Stock”) outstanding, each share of which is convertible into 2.2835 shares of the Company’s Common Stock (“Common Stock”) and is entitled to 2.2835 votes on each matter to be voted on at the meeting, and, assuming all outstanding shares of Preferred Stock were converted, there would have been 22,183,547 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting. The beneficial ownership, executive compensation and director compensation information presented in this proxy statement reflect the effects, where applicable, of the two-for-one (2-for-1) stock split of the Common Stock that was paid on December 14, 2012.

This proxy statement and proxy are first being distributed to stockholders commencing on or about March 27, 2013.

You may either vote “FOR” or “WITHHOLD” authority to vote for each of the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

In connection with any other business that may properly come before the meeting, of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the individuals acting under the proxy.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold your authority to vote for any director nominee, your withholding has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares will be considered “broker non-votes” and will not be voted on any non-routine matters, which include the election of directors, the approval to increase the number of authorized shares of the Company’s Common Stock, and the advisory vote approving named executive officer compensation. Shares that constitute broker non-votes may be voted on the ratification of auditors and will be counted as present at the meeting for the purpose of determining a quorum, but will not be entitled to vote on non-routine proposals. Please instruct your broker or bank so your vote can be counted on all proposals.

The required quorum at the Annual Meeting is a majority of the outstanding shares of the Company’s voting stock as of the record date. In order to ensure the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed proxy promptly in the envelope provided. No postage is required if mailed in the United States. Even if you sign and return your proxy, you are invited to attend the meeting.

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (“SEC”) has approved. Under this procedure, the Company expects to deliver a single copy of the proxy materials to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of the Company’s annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or verbal request, the Company will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of these documents. To receive a separate copy of the proxy materials, stockholders may write or call the Company at the following contact: Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093; Telephone: (847) 446-7500.

ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Messrs. Michael R. Boyce, F. Quinn Stepan and Edward J. Wehmer as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in the year 2016.

In the event any one or more of such nominees is unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Under the Company’s Restated Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by holders of shares of Preferred Stock or Common Stock that withhold authority to vote in the election of Directors.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders in the year in which the term for their class expires.

Nominees for Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Michael R. Boyce	Chairman and Chief Executive Officer of PQ Corporation, a global specialty chemical and catalyst company, since 2005. Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company, since 1998. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc. Director of PQ Corporation and AAR Corp. Age—65	2010	3,669	(2)	*

F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Age—75	1967	1,771,429	(3)	8.0%

Edward J. Wehmer	President, Chief Executive Officer and founder of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation. Involved in several charitable and professional organizations. Age—58	2003	28,216	(4)	*

* Less than one percent of outstanding shares of Common Stock.

(1)	Represents number of Common Stock shares beneficially owned as of March 1, 2013. Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members for which the Director or his spouse as trustee or custodian has voting or investment power, (b) shares of Common Stock which may be acquired through conversion of shares of Preferred Stock, and (c) shares pledged as security by the Director or the Director’s family members. The Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding.
(2)	Includes (a) 872 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (b) 683 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.
(3)	See Notes (5) and (6) to table under Security Ownership—Security Ownership of Certain Beneficial Owners.
(4)	Includes (a) 11,190 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (b) 6,512 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Messrs. Michael R. Boyce, F. Quinn Stepan and Edward J. Wehmer to the Board of Directors each for a three-year term.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for election as their respective term of office does not expire this year:

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Randall S. Dearth	President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems, since 2012. President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer, from 2004 to 2012. Director of Calgon Carbon Corporation. Age—49	2012	2015	1,270	*
Joaquin Delgado	Executive Vice President, Health Care Business Group of 3M Company, a global diversified technology company, since 2012. Executive Vice President, Electro and Communications Business of 3M Company, from 2009 to 2012. Vice President and General Manager, Electronic Markets Materials Division of 3M Company, from 2007 to 2009. Vice President, Research and Development and New Business Ventures, Consumer and Office Business of 3M Company, from 2005 to 2007. President of 3M Korea Ltd. from 2003 to 2005. Age—53	2011	2014	2,114	*

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Gregory E. Lawton	Consultant. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and American Trim. Age—62	2006	2015	18,052	(2)	*

F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation from February 2005 to July 2011. Age—52	1999	2014	1,353,966	(3) (4)	6.1%

*Less than one percent of outstanding shares of Common Stock.

(1)	See Note (1) to table under Nominees for Director.
(2)	Includes 5,206 shares credited to the Director’s account pursuant to the Stepan Company 2006 Incentive Compensation Plan.
(3)	Includes 576,300 shares held by the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James E. Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America, N.A. (“Bank of America”). Bank of America expressly disclaims any beneficial ownership in the securities of this plan.
(4)	Includes (a) 154,114 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (b) 9,838 shares of Common Stock allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan II (“ESOP II”), and (c) 92,158 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan. Also includes 26,950 shares pledged as security for two bank loan agreements and 100,000 shares held in a margin account.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of March 1, 2013, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock:

	Number of Shares of Common Stock Beneficially Owned(1)(2)			Percentage of Outstanding Shares of Common Stock
	Voting and/or Investment Power		Total Shares
Name and Address	Sole	Shared
Royce & Associates, LLC(3)	1,840,542		1,840,542	8.3%
F. Quinn Stepan(4)	1,240,887(5)	530,542(6)	1,771,429	8.0%
BlackRock, Inc.(7)	1,259,398		1,259,398	5.7%
The Vanguard Group, Inc.(8)	22,210	1,142,382	1,164,592	5.2%

As of March 1, 2013, there were no persons known to the Company to beneficially own more than five percent of the Company’s Preferred Stock.

(1)	Represents number of shares beneficially owned as of March 1, 2013. The Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding. In addition, with respect to Mr. Stepan, number of shares owned includes shares held by Mr. Stepan, shares held as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, and shares held by Mr. Stepan’s spouse.
(2)	Includes the number of shares of Common Stock that the specified person has the right to acquire by conversion of shares of Preferred Stock beneficially owned by such person.
(3)	As reported in a Schedule 13G/A filed with the SEC on January 22, 2013, by Royce & Associates, LLC (“Royce”), an investment adviser, 745 Fifth Avenue, New York, New York, 10151. In the Schedule 13G/A, Royce reported that, as of December 31, 2012, it had sole voting and dispositive power as to 1,840,542 shares.
(4)	The address for Mr. Stepan is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
(5)	Includes (a) 94,631 shares of Common Stock allocated to Mr. Stepan under ESOP II, (b) 403,390 shares of Common Stock credited to Mr. Stepan’s stock account under the Management Incentive Plan, (c) 61,106 shares which Mr. Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (d) 308,548 shares of Common Stock pledged as security for three bank loan agreements.
(6)	Mr. Stepan and his brother, Paul H. Stepan, are managing partners of a family-owned limited partnership that is the sole general partner of another family-owned limited partnership, Stepan Venture II, which owns 530,542 shares of Common Stock. The partnership has pledged a total of 507,409 shares of Common Stock as security for two bank loan agreements. The shares owned by the partnership are included in the table for Mr. Stepan.
(7)

As reported in a Schedule 13G/A filed with the SEC on February 5, 2013, by BlackRock, Inc. (“BlackRock”), a parent holding company, 40 East 52nd Street, New York, New York, 10022. In the Schedule 13G/A, BlackRock reported that, as of December 31, 2012, it had sole voting and dispositive power as to 1,259,398 shares.

(8)	As reported in a Schedule 13G filed with the SEC on February 11, 2013, by The Vanguard Group, Inc. (“Vanguard”), an investment adviser, 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. In the Schedule 13G, Vanguard reported that, as of December 31, 2012, it had sole voting power as to 22,810 shares, sole dispositive power as to 1,142,382 shares, and shared dispositive power as to 22,210 shares.

Security Ownership of Management

The following table sets forth, as of the close of business on March 1, 2013, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group:

Name	Number and Percent of Shares of Common Stock Beneficially Owned(1)
James E. Hurlbutt	608,847	(2)	2.7%
Scott C. Mason	27,839	(3)	*
John V. Venegoni	41,196	(4)	*
F. Quinn Stepan	1,771,429	(5)	8.0%
F. Quinn Stepan, Jr	1,353,966	(6)	6.1%
Michael R. Boyce	3,669	(7)	*
Randall S. Dearth	1,270	(8)	*
Joaquin Delgado	2,114	(9)	*
Gregory E. Lawton	18,052	(10)	*
Edward J. Wehmer	28,216	(11)	*
All Directors and Executive Officers(12)	3,567,538		16.1%

* Less than one percent of outstanding shares of Common Stock.

(1)	Number of shares for each Director, nominee for Director, and Executive Officer (and all Directors and Executive Officers as a group) includes (a) shares of Common Stock owned by the spouse of each Director, nominee for Director, or Executive Officer, and shares held by each Director, nominee for Director, or Executive Officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans or conversion of shares of Preferred Stock, and (c) shares pledged as security by such Director, nominee for Director, or Executive Officer, or such person’s family members. In addition, the Company calculates the total number of shares of Common Stock outstanding by assuming all shares of Preferred Stock are converted into Common Stock, and adding such amount to the number of shares of Common Stock outstanding.
(2)	Includes (a) 312 shares of Common Stock allocated to James E. Hurlbutt under ESOP II, (b) 4,336 shares that James E. Hurlbutt has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 17,891 shares credited to James E. Hurlbutt’s stock account under the Management Incentive Plan. Also includes 576,300 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James E. Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America. Bank of America expressly disclaims any beneficial ownership in the securities of this plan.
(3)	Includes (a) 499 shares of Common Stock allocated to Scott C. Mason under ESOP II, and (b) 15,438 shares that Scott C. Mason has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans.
(4)	Includes (a) 9,779 shares of Common Stock allocated to John V. Venegoni under ESOP II, and (b) 26,556 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(5)	See Note (3) to table under Nominees for Director.
(6)	See Notes (3) and (4) to table under Directors Whose Terms Continue.
(7)	See Note (2) to table under Nominees for Director.
(8)	See table under Directors Whose Terms Continue.
(9)	See table under Directors Whose Terms Continue.
(10)	See Note (2) to table under Directors Whose Terms Continue.
(11)	See Note (4) to table under Nominees for Director.

(12)	As of March 1, 2013, all Directors and Executive Officers as a group beneficially owned 0 shares of Preferred Stock. As of March 1, 2013, Company-employed Directors and Executive Officers as a group had the right to acquire 338,388 shares of Common Stock under stock options exercisable within 60 days, 139,825 shares of Common Stock allocated to them under ESOP II, and 583,712 shares of Common Stock credited to their stock accounts under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	748,810	$25.76	2,401,590(1)
Equity compensation plans not approved by security holders	—	—	—

Total	748,810	$25.76	2,401,590

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock or Preferred Stock with the SEC. Based solely upon a review of such reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such required reports have been timely filed except for two Company Executive Officers. Mr. Frank Pacholec filed one late report for twelve transactions occurring during 2005, 2006 and 2007 due to inadvertent omissions of the reporting of ten dividend reinvestment purchases of Common Stock and two purchases of Common Stock in 2006, which were all reported on a Form 4 upon discovery of the omissions. Mr. H. Edward Wynn filed one late report for two transactions due to an inadvertent omission of the reporting of two dividend reinvestment purchases of Common Stock in 2008 which were reported on a Form 4 upon discovery of the omissions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

The Company adopted a written policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was initially approved by the Audit Committee of the Board of Directors in February 2007, and has been annually reviewed by the Audit Committee at each subsequent February meeting (“Related Party Transactions Policy”). This policy applies to transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, Director, or nominee for election as a Director, or a beneficial owner of 5% or more of the Company’s stock, or an immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions pursuant to the Related Party Transactions Policy, as discussed below, in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No Director may participate in any discussion involving the approval of a Related Party Transaction for which he or she is a Related Party, except that the Director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain types of Related Party Transactions and determined that the following types of Related Party Transactions will be generally deemed to be pre-approved under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer) or director of that company or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain Company contributions to charitable or non-profit organizations if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or acting in a similar capacity at that organization, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management submits for the Audit Committee’s consideration any proposed Related Party Transaction during that calendar year, including the proposed aggregate value of such transaction, as applicable. After the first calendar year meeting, any additional proposed Related Party Transactions must be submitted to the Audit Committee for approval. If the Audit Committee determines that a proposed transaction exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related Party Transaction and relevant factors are reviewed by the Audit Committee. Relevant factors considered by the Audit Committee in its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of the transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable. For ongoing transactions, the Audit Committee takes into consideration the Company’s contractual obligations under the transactions and, based on all available relevant facts and circumstances, determines if the Related Party Transaction remains in the best interests of the Company and its stockholders. After review, the Audit Committee approves or disapproves such transactions and at each subsequently scheduled meeting, the Company updates the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified pursuant to the Related Party Transactions Policy pursuant to the above procedures, if the transaction is pending, it is submitted to the Audit Committee promptly for its review based on the factors above. Based on its conclusions, the Audit Committee evaluates all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee evaluates the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and requests that the General Counsel evaluate the Company’s controls and procedures to determine why the transaction was not submitted to the Audit Committee for prior approval pursuant to the Related Party Transactions Policy and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan (son of F. Quinn Stepan and brother of F. Quinn Stepan, Jr.) is a current Company employee at the Company’s Northfield, Illinois offices. Mr. Richard Stepan is neither a Company officer nor a Director or nominee for Director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term incentive compensation as appropriate for his position, and other regular and customary employee benefits generally available to all Company employees. With respect to fiscal 2012, Mr. Richard Stepan was paid a base salary of $143,390, bonus/incentive compensation of $14,596, and participated in other regular and customary employee benefit programs generally available to all Company employees. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to continue to employ Mr. Richard Stepan. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investor Relations—Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee. All three committees are composed entirely of independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

•	Audit Committee

The Audit Committee held eight meetings in 2012. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, meeting with the Company’s independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the Company’s independent registered public accounting firm at the completion of the year-end audit to review the results of the audits of the Company’s financial statements and internal control over financial reporting, meeting with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review of the independent registered public accounting firm’s communication setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response to that communication, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the SEC to be included in this proxy statement.

The members of the Audit Committee in 2012 were Messrs. Boyce, Dearth (elected April 24, 2012), Delgado, Lawton and Wehmer (Chairman), all of whom are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Compensation and Development Committee

The Compensation and Development Committee held three meetings in 2012. The responsibilities of the Compensation and Development Committee include reviewing and, if appropriate, adjusting the salaries of the executive officers of the Company annually, approving all management incentive awards, approving proposed grants of stock awards, providing advice to the Company regarding executive development and succession planning, approving the Company’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the SEC to be included in this proxy statement. The members of the Compensation and Development Committee in 2012 were Messrs. Boyce, Dearth (elected April 24, 2012), Delgado, Lawton (Chairman) and Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2012. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the Director nominees for election to the Board of Directors, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending the members for each Board committee.

The members of the Nominating and Corporate Governance Committee in 2012 were Messrs. Boyce (Chairman), Dearth (elected April 24, 2012), Delgado, Lawton and Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investor Relations—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

The Nominating and Corporate Governance Committee annually reports an assessment of the Board of Directors’ performance to the Board of Directors. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any Director, the assessments are also discussed at Executive Sessions of the non-management Directors. This assessment evaluates the Board of Directors’ contribution to the Company in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2012, there were five regular meetings of the Board of Directors. During 2012, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each Director was a member. While all Directors are encouraged to attend, the Company does not have a formal policy requiring attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2012 Annual Meeting of Stockholders and are currently expected to attend the 2013 Annual Meeting of Stockholders.

Director Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The deadline to submit a director nomination for the 2014 Annual Meeting of Stockholders is set forth in the “2014 Stockholder Proposals” section below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, Director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a Director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating Director nominees includes recommendations by stockholders, non-management Directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of Director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant.

Each of Messrs. Boyce, Stepan and Wehmer are current Directors who were previously elected by the stockholders. The term for each of Messrs. Boyce, Stepan and Wehmer expires in 2013. The nominations of Messrs. Boyce, Stepan and Wehmer to stand for election for a three-year term at the 2013 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee and the Board of Directors.

Board Diversity

The Board of Directors does not have a formal policy with respect to diversity. However, in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity, including but not limited to, diversity of professional experience, education and skills. For example, the Nominating and Corporate Governance Committee and the Board of Directors have considered operational experience, international experience, technical experience, financial experience, and experience related to the Company’s current product lines and industries. If the Nominating and Corporate Governance Committee utilizes an outside search firm to identify Director nominees, it instructs the search firm to consider broadly-defined diversity in identifying potential nominees.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. No Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a Director is not independent if:

•	The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The Director, or an immediate family member, has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The Director is a current partner or employee of a firm that is the Company’s internal or external independent registered public accounting firm; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s Directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Messrs. Michael R. Boyce, Randall S. Dearth, Joaquin Delgado, Gregory E. Lawton and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the standards set forth above.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. are not deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006.

Board Leadership Structure

The Board of Directors regularly reviews its leadership structure in light of the Company’s then current needs, trends, internal assessments of Board effectiveness, and other factors. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Company separates the Chief Executive Officer and Chairman positions. The Company’s Chief Executive Officer is generally responsible for the Company’s day-to-day operations and strategic planning. In addition to chairing the Board of Directors, the Chairman provides strategic advice based on his extensive industry experience and knowledge of the Company’s operations. The Board of Directors believes that it benefits from the Chairman’s experience and expertise in the Company’s industry and business, as well as the Chief Executive Officer’s understanding of the Company’s ongoing operations.

While the Board of Directors does not have a Lead Director, the independent directors regularly meet in Executive Sessions without the Chairman, the Chief Executive Officer or management present in accordance with the Company’s Corporate Governance Guidelines.

Director Qualifications

All Directors and nominees for Director possess strong executive leadership experience based on their individual experience from their positions as executives of various corporations. Certain individual qualifications and skills of each Director and nominee for Director that were considered in nominating such individual to the Board of Directors are as follows:

•

Mr. F. Quinn Stepan: Mr. Stepan has served as Chairman of the Company since 1984. In his over 50-year career with the Company, Mr. Stepan has held numerous positions, including Chief Executive Officer. Mr. Stepan’s experience as the former Chief Executive Officer provides the Board of Directors with extensive knowledge of the Company’s history and its operations and strategy.

•

Mr. F. Quinn Stepan, Jr.: Mr. Stepan, Jr. serves as the President and Chief Executive Officer of the Company, a position he has held since 2006. In his over 25-year career with the Company, Mr. Stepan, Jr. has served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan, Jr.’s day-to-day strategic leadership provides the Board of Directors with extensive knowledge of the Company’s operations.

•

Mr. Michael R. Boyce: Mr. Boyce is the Chairman and Chief Executive Officer of PQ Corporation, a global specialty chemical and catalyst company, as well as the Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company. Mr. Boyce also serves as a director for PQ Corporation and AAR Corp. Mr. Boyce provides the Board of Directors with global executive leadership in the chemical industry as well as expertise in strategic business matters.

•

Mr. Randall S. Dearth: Mr. Dearth is the President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems. Mr. Dearth also serves as a director for Calgon Carbon Corporation. Prior to Calgon Carbon, Mr. Dearth served as the President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer. Mr. Dearth provides the Board of Directors with global executive leadership in the chemical industry and a global perspective on European leadership, strategy and business conditions.

•

Dr. Joaquin Delgado: Dr. Delgado is the Executive Vice President, Health Care Business Group of 3M Company, a global diversified technology company. Dr. Delgado has also held other executive leadership positions at 3M. Dr. Delgado provides the Board of Directors with expertise in innovation and current global business and operational experience.

•

Mr. Gregory E. Lawton: Mr. Lawton is the former President and Chief Executive Officer of JohnsonDiversey, a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. Mr. Lawton previously held various leadership roles at other companies and also serves as a director for General Cable and American Trim. Mr. Lawton provides the Board of Directors with global expertise and executive leadership from the consumer products industry, and extensive experience with employee development.

•

Mr. Edward J. Wehmer: Mr. Wehmer is the President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company. Mr. Wehmer is also a Certified Public Accountant and serves as a director for Wintrust Financial Corporation. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters. Mr. Wehmer also has extensive experience with acquisitions.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Mr. Wehmer, an Audit Committee financial expert, takes a lead role in overseeing Company risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, the Chief Financial Officer, and the General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee meets with the Company’s external auditors, separately from management.

The Compensation and Development Committee, which is chaired by Mr. Lawton, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. For 2012, the Compensation and Development Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

Executive Sessions of non-management Directors are held at least two times per year. At least one of the Executive Sessions each year is limited to the Company’s independent Directors. Executive Sessions are generally held by the independent Directors after every regular Board of Directors meeting and after most Board committee meetings. The Executive Sessions after all regular Board of Directors meetings are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Any non-management Director can request that additional Executive Sessions be scheduled. In 2012, four Executive Sessions without management were held by the independent Directors and chaired by Mr. Boyce. In addition, Executive Sessions were also held after most Board committee meetings during 2012 and were chaired by the respective chairman of the Board committee.

Communication with the Board

A stockholder may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. Mail addressed to a specific Director or Board committee will be delivered to that Director or Board committee. The Secretary delivers all correspondence without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation in 2012

In 2012, the Company and the Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining compensation for the individuals named in the Summary Compensation Table. Those individuals are referred to herein as the named executive officers (“NEOs”). Specifically:

•	Base salary was surveyed and determined to be consistent with similar positions in similar industries.

•	Incentive pay was directly connected to Company and individual performance, and reflected record Company financial performance.

•	All NEOs were in compliance with the Company’s stock ownership requirements.

•

In most cases, the types of compensation and benefits provided to the NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and was reasonable in both nature and amount. The Company believes it needed to offer the level of 2012 executive compensation, benefits and perquisites as part of its total reward components to attract, motivate and retain talented executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs in 2012, the Committee has determined that the 2012 NEO compensation was competitive and reasonable.

•

For the second consecutive year, the Company’s advisory Say-on-Pay vote was overwhelmingly supported by the stockholders with the approval of over 90% of those stockholders present at the 2012 Annual Meeting of Stockholders in person or by proxy. The Company and the Committee will continue to review and consider the results of the Say-on-Pay vote and value stockholder input on the Company’s compensation program and philosophy.

Role of the Compensation and Development Committee

The Committee is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter, which is available on the Company’s website at http://www.stepan.com, under “Investor Relations—Corporate Governance.”

Compensation Objectives

The overall objectives of the Company’s compensation programs are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation that are competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance align the interests of our employees with the interests of our stockholders.

The Company’s guiding philosophy in setting executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and level of individual and corporate performance achieved. Executive compensation should be competitive internally, as well as externally, to like or comparable positions based on job descriptions and responsibilities at similarly sized companies within the Company’s industries and other appropriate related industry benchmarks or survey information. The Company’s compensation philosophy is reviewed at least annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both aggregate general industry survey data as well as a chemical industry peer group to benchmark executive compensation annually as described below under “Use of Industry Surveys and Peer Group Data.” Except for the limits regarding incentive compensation as described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Consultant

The Committee has not retained its own consultant to provide overall compensation advice. However, in the event the Committee does retain a compensation consultant, the Committee will consider the relevant factors necessary to determine the consultant’s independence and whether their work raises any conflicts of interest. On an ongoing basis, the Committee and the Company utilize compensation survey data from a compensation consultant, Towers Watson, when making base compensation decisions for Company executives. The Committee and the Company also receive long-term incentive survey data from Towers Watson annually as well as total compensation benchmark information.

The aggregate fees paid by the Company for all services provided by compensation consultants, including services provided by Towers Watson, did not exceed $120,000 for the year ended December 31, 2012.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chairman and the Chief Executive Officer. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs. The Committee then reviews these recommendations and approves the final compensation for these individuals. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Use of Industry Surveys and Peer Group Data” and “Elements of Compensation” sections below.

The advisory vote in 2012 was the second consecutive year that the Company’s Say-on-Pay vote was overwhelmingly supported by the stockholders with the approval of over 90% of those stockholders present at the 2012 Annual Meeting of Stockholders in person or by proxy. The Committee acknowledges and values the feedback from the Company’s stockholders on the annual Say-on-Pay vote and believes that these results demonstrate stockholder support of the Company’s overall executive compensation approach, which is primarily designed as performance-based and aligned with stockholders’ interests. The Committee considered and will continue to consider the outcome of these advisory votes when determining future executive compensation arrangements.

Use of Industry Surveys and Peer Group Data

The Company determines compensation by considering two sources: industry surveys and compensation information from a select group of peer companies. The Company reviews survey data for total compensation, including base salary, short-term incentives and long-term incentives, annually or otherwise periodically, as appropriate.

The Company subscribes to compensation survey data supplied by Towers Watson for the purpose of comparing total compensation. For the executive officers, including the NEOs, the Company reviews compensation using the Towers Watson 2012 Compensation Data Bank General Industry Executive Compensation Survey Report—U.S. This report is comprised of data from 435 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each NEO or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees) and other measures of comparison as appropriate and available.

The Company also uses a chemical industry peer group of 14 companies (“Peer Group”) as an additional reference point for data regarding total compensation. The companies included in the Peer Group were selected because of their chemical industry affiliation and similarity to the Company in size and/or business. The following companies comprised the Peer Group used in reviewing and considering 2012 total compensation: Albemarle Corporation; A. Schulman, Inc.; Cabot Corporation; Chemtura Corporation; Cytec Industries Inc.; Ferro Corporation; Georgia Gulf Corporation; H.B. Fuller Company; Innospec Inc.; Kraton Performance Polymers, Inc.; NewMarket Corporation; OM Group, Inc.; PolyOne Corporation; and Sensient Technologies Corporation.

The Company performs periodic evaluations of the Peer Group in order to ensure the Company is comparing itself with companies who have a specialty chemicals focus, who are within a reasonable range of Company market capitalization size, who are members of the American Chemistry Council, companies which identify the Company in their industry peer groups and/or other related factors. An evaluation was made in 2011 and changes were made to the Peer Group at that time. The Committee believes the current Peer Group remains an appropriate comparison group.

Based on a review of the Towers Watson and Peer Group survey data, the Company targets total compensation for executive officers to be in the median range (plus or minus 10% of the 50th percentile) of the survey data. All NEOs’ and executive officers’ total compensation amounts were considered to be within appropriate and reasonable levels as compared to the survey data considering experience level, time in position, global job grades and both external and internal equity evaluations.

The Company has a long-term target total compensation mix of 40% base salary, 20% short-term incentives and 40% long-term incentives for executive officers’ compensation. This target objective provides an appropriate mix of short-term and long-term rewards and incentives to encourage the necessary focus and motivation to achieve outstanding results on an ongoing basis, both in the short-term and long-term. In addition, the combined focus on both short-term and long-term objectives aligns Company and stockholders’ interests. The allocation of compensation, emphasizing both short-term and long-term goals, is common market practice and appropriate in order to reduce the possibility of any material adverse effect on the Company due to the Company’s compensation policies and practices. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based only on Company performance. This mix assumes above average Company performance and can vary considerably if performance is either below average or at a superior level. For 2012, the actual total compensation mix for the NEOs was 40.4% base salary, 29.4% short-term incentives and 30.2% long-term incentives.

Elements of Compensation

For the fiscal year ended December 31, 2012, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element / Purpose	Description

Base Salary To attract and retain employees of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, competitive benchmark data and performance

Short-Term Incentives To drive year-over-year financial performance; to motivate, attract and retain employees; and to align their interests directly with Company financial objectives	Variable, annual, at risk component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentives To promote retention of executives, to reward outstanding Company performance, and to encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over the long-term

Retirement Benefits To promote retention and to attract outstanding employees	Fixed percentage (4%) of base salary under a Savings and Investment Retirement Plan for all U.S. employees

Profit Sharing Plans and Employee Stock Ownership Plans To provide employees with a tax deferred retirement savings vehicle directly connected to the Company’s financial results	Variable, annual, at-risk component directly determined by Corporate Net Income achieved

Perquisites To attract and retain superior employees for key positions	Executives and key employees, including the NEOs, are eligible for a limited amount of perquisites which are provided to be market competitive

Other Benefits	NEOs are eligible for the benefit programs that are available to all other salaried employees which provide for basic life, health and security needs

Base Salary

The Company has established salary grades and ranges for all employees, including all of the NEOs. The grades range from 3 to 19, and within each grade, there are three tiers. Salary grades reflect the responsibility level of the position, i.e., positions requiring greater responsibility have a higher number salary grade. Salary tiers reflect the employee’s individual performance and experience. The salary range for each grade and tier is primarily based on survey data to the 50th percentile. This enables the Company to ensure pay equity among executives and all employees that is market competitive. A complete list of salary grades and tiers is published annually to all management employees.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the survey data, and the Company’s salary grades and tiers, reviews and determines the Chief Executive Officer’s salary and the Chairman’s salary on an annual basis. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each specific executive officer’s performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those of the other NEOs, executive officers and all salaried employees.

Short-Term Incentive Compensation

The purpose of the Company’s short-term incentive compensation (annual bonus) is to promote improved year-over-year financial performance; to motivate, attract and retain executive, managerial and key employees of outstanding ability; and to align participants’ interests directly with Company financial targets. The total amount of short-term compensation is a percentage of the executive’s or employee’s actual base salary earned each calendar year. Because more senior managers have a greater ability to impact Company results, a significant percentage of their total compensation is at-risk in the form of the annual bonus.

The Chief Executive Officer and the Chairman have the highest levels of responsibility, and therefore, are eligible for the two highest bonus percentage ranges as compared to the other NEOs. Under the terms of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”), the maximum percentage of an executive’s annual bonus is 150% of his or her annual base salary, up to a maximum dollar amount of $1,500,000. The following chart reflects the target bonus range, as a percentage of annual base salary, for each NEO for the 2012 annual bonus:

NEO	Target Bonus Range
Chief Executive Officer (F. Quinn Stepan, Jr.)	0-100%
Chairman (F. Quinn Stepan)	0-75%
Vice President and Chief Financial Officer (James E. Hurlbutt)	0-60%
Vice President and General Manager—Surfactants (John V. Venegoni)	0-60%
Vice President—Supply Chain (Scott C. Mason)	0-60%

Within the target bonus ranges shown above, each NEO’s annual bonus is directly determined by the Company’s overall financial performance (“Corporate Financial Performance Objectives”) and, for NEOs other than the Chief Executive Officer and the Chairman, the achievement of individual performance objectives (“Individual Performance Objectives”), as described below. Payouts against each objective are based on the relative level of achievement of the objective.

While the basic premise of the Company’s incentive plans, “pay for performance,” remains unchanged, in 2012, the Company transitioned to new terminology for its short-term incentive payout categories for all NEOs, other executive officers and other key employees. This change was done to more properly reflect general market practice for short-term incentive objectives as well as to more closely align the terminology of the short-term incentive plan with the Company’s long-term incentive plan. The Company and Committee believe that this coordinated alignment will provide the optimal incentive platform for the Company to continue to improve overall performance, both short-term and long-term, representing the interests of stockholders. The change in terminology does not increase the overall cost of the short-term incentive program and the overall basic design was revised as described below. These changes do not result in any increased payout opportunity or proration that did not already exist.

The specific change implemented for 2012 applied only to Corporate Financial Performance Objectives: Corporate Net Income, Corporate Return on Invested Capital (“ROIC”) and Free Cash Flow. For these three financial objectives, the Company discontinued using the categories of Marginal, Competent, Commendable and Distinguished. These categories were replaced by new categories of Threshold, Target and Maximum. These are the same categories already used for long-term incentive compensation grants of performance shares and are discussed below in the “Long-Term Incentive Compensation” section. The prior category of Marginal changed to Threshold, Distinguished changed to Target, and Stretch Target, as described below, changed to Maximum. The proration between levels of achievement was not changed and achieving Threshold or below will result in no bonus payout, the same result as the Marginal category. As with the Stretch Target, the Maximum is only applicable to the Corporate Net Income achievement, but the Committee reserves the right to exercise negative discretion should ROIC and Free Cash Flow performance fall significantly below Target. Additionally, the Committee reserves the right to include or exclude any acquisition or divestiture in exercising negative discretion. Acquisitions are not typically included in the year they occur unless they are part of the plan or budget for that year.

For 2012, all other objectives were measured using the following categories: Marginal, Competent, Commendable and Distinguished. The Marginal level represents the minimum threshold that must be exceeded in order to obtain any payout against that objective; in contrast, the Distinguished level represents the Target threshold that must be met to obtain the maximum percentage payout for that objective. The Competent and Commendable levels, intended to be challenging but reasonably obtainable, are set at prorated amounts between the Marginal and Distinguished levels.

Few, if any, managers or executives achieve the Target or Distinguished level for all of their objectives in any calendar year. The Maximum level is designed to incent exceptional corporate performance, in excess of the Target, to achieve a payout at that level. Beginning in 2013, the Company is continuing to transition objective-setting terminology to Threshold and Target for various business units and other employee groups throughout the Company as appropriate.

The extent, if any, to which an incentive award will be payable to a Covered Employee (as defined below) will be based solely upon the degree of achievement of pre-established performance goals over the specified calendar year. (A Covered Employee is an executive, managerial or key employee of the Company, including subsidiaries, designated by the Committee prior to the grant of an award within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended.) The Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year. In addition, bonus payments as a whole may be reduced, prorated, or eliminated entirely based on Company performance if Corporate Net Income falls below certain pre-determined levels. Similarly, in years when Company performance is exceptional and above the Target level, it is possible for NEOs to receive bonuses above Target, while in years when Company performance is below the Threshold level, no bonus will be paid based upon Company performance.

All executive officers and other key Company executives have an additional Stretch Target added above the Distinguished level, which rewards exceptional Company performance. Beginning in 2012, the Stretch Target, as stated above, was renamed Maximum, which represents achievement above the Target level. As in the past, the Maximum objective was based on Corporate Net Income and was set by the Committee at $92.0 million. Any additional reward earned is prorated between the Target and Maximum levels for Corporate Net Income only. The upside potential for executive officers, including all NEOs, is an additional 50% of any individual’s earned bonus payout. Other key executives also have either a 50% or 25% upside potential on the same Company objectives. If the Maximum is achieved or exceeded, the Chief Executive Officer is eligible for a maximum bonus of 150% of base salary (100% Target multiplied by 150%), the Chairman is eligible for a maximum bonus of 112.5% of base salary (75% Target multiplied by 150%), and the other NEOs are each eligible for a maximum bonus of 90% of base salary (60% Target multiplied by 150%).

The Maximum level objective for Corporate Net Income is set at the same time all Corporate Financial Performance Objectives are approved and is designed to be very difficult to achieve, i.e., only a 10%-15%

probability of achievement. This type of Maximum level objective is a common compensation practice, and the Company believes it is appropriate to use such an objective to attract and retain key Company employees who have the greatest impact on the Company results each year and to incent exceptional corporate performance which benefits all stockholders.

For 2012, the Company exceeded the Corporate Net Income objective with a result of $84.8 million versus the Target of $84.0 million, but did not achieve the Maximum of $92.0 million. However, by exceeding the Target, the participants realized an increased award prorated between the Target and Maximum objectives. The actual results of $0.8 million above the Target, or 10% of the amount between the Target of $84.0 million and the Maximum of $92.0 million, resulted in each NEO and other eligible executive officers and key executives receiving an additional 10% ($0.8 million excess above Target divided by $8.0 million difference between Target and Maximum) of their upside potential. This means that each participant with 50% upside had his or her total annual bonus amount increased by 5.0%. All NEOs and Executive Officers received an additional 5.0% or 105% of the annual bonus amount they would have each received if the Target had not been exceeded. The Company believes that exceeding the Target is a significant achievement which benefits all stockholders, and the potential of upside payouts for executive officers and other key executives is appropriate and is aligned with the Company’s compensation philosophy of paying for performance.

•	Corporate Financial Performance Objectives

The Committee establishes the Corporate Financial Performance Objectives at the beginning of each calendar year. In 2012, the Committee established targets for the three Corporate Financial Performance Objectives for all NEOs: Corporate Net Income, ROIC and Corporate Free Cash Flow.

In 2012, the following levels were set for each of these objectives:

Objective	Threshold	Target	Maximum
Net Income	$68.0 million	$84.0 million	$92.0 million
ROIC	9.75%	12.00%	Not Applicable
Free Cash Flow	($20.0 million)	$2.5 million	Not Applicable

Each NEO’s annual bonus objectives include these Corporate Financial Performance Objectives. Given their respective levels of responsibility, the Chairman and the Chief Executive Officer both had their bonus based entirely on these Corporate Financial Performance Objectives, although each bonus amount was subject to a reduction if the Corporate Safety Objectives were not achieved. The Vice President and Chief Financial Officer had 50% of his bonus tied to the same Corporate Financial Performance Objectives. The other NEOs each had at least 40% of their bonus tied to these same objectives.

The following table shows the Company’s performance against the Corporate Net Income, ROIC and Free Cash Flow objectives in 2012:

Objective	2012 Results	2012 Target	2012 Payout Against Target
Net Income(1)	$84.8 million	$84.0 million	>100%
ROIC(1)	12.15%	12.00%	>100%
Free Cash Flow	$13.1 million	$2.5 million	>100%

(1)	As established at the time these objectives were set, the resulting payout was adjusted by excluding deferred compensation expense.

For 2012, the Company exceeded Target for Corporate Net Income, ROIC and Free Cash Flow. The Chief Executive Officer recommended, and the Committee approved the recommendation prior to the start of 2012, that the 2012 bonuses would be reduced by up to 3.0% (1.5% related to Global Recordable Rate and 1.5% related to Global Total Incident Rate) for the Chairman and the Chief Executive Officer if the Company did not achieve its Corporate Safety Objectives. Although the Company made additional improvements in reducing the Global Recordable Rate from 0.89 in 2011 to 0.82 in 2012, the Company did not achieve its aggressive 2012 objective. Consistent with the Company’s priority to continue to increase the safety of its operations, the 2012 Global Recordable Rate objective was set at 0.50. The Company did achieve 82.67% of Target for the Global Total Incident Rate, which was also made much more rigorous for 2012. The 2012 Global Total Incident Rate objective was set at 5.00 versus the 7.34 actual result in 2011. The 5.39 rate achieved exhibited significant improvement, particularly with a greater than 20% reduction in spills. To reflect the Company’s performance level on these more rigorous Corporate Safety Objectives, an additional reduction was made to the 2012 bonuses for the Chairman and the Chief Executive Officer. As a result, the 2012 bonuses for the Chairman and the Chief Executive Officer were each reduced by 1.76% (1.5% reduction for not achieving the Global Recordable Rate objective plus an additional reduction of 0.26% due to partial achievement of the Global Total Incident Rate objective).

The 2013 bonus for both the Chairman and the Chief Executive Officer will be based on achievement of Corporate Net Income, ROIC and Free Cash Flow financial performance objectives. The allocation assigned to each of these performance objectives for NEOs, other executive officers and other key employees will be Corporate Net Income at 50%, ROIC at 40% and Free Cash Flow at 10% to properly reflect the relative significance of each objective to overall Company performance and to appropriately reflect the Company’s growth strategy which places greater emphasis on Corporate Net Income. The Chairman and the Chief Executive Officer will continue to have a portion of their respective bonus reduced if the Corporate Safety Objectives are not achieved. At least 40% of the 2013 bonus for all other executive officers will be based on achievement of these same three financial performance objectives.

•	Individual Performance Objectives

For executives other than the Chief Executive Officer and the Chairman, the Chief Executive Officer and the executive agree upon Individual Performance Objectives at the beginning of each calendar year. These Individual Performance Objectives may either be financial objectives for a particular business segment or organization, or achievement of certain financial, safety, service or other objectives specific to their function and responsibility. For 2012, the Individual Performance Objectives and the results for the other NEOs were as follows:

James E. Hurlbutt

Vice President and Chief Financial Officer

2012 Individual Performance Objectives and Weighting Percentage	2012 Individual Performance Results
Corporate Objectives—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Objectives” section above)	Net Income, ROIC and Free Cash Flow all exceeded the Target level

50.0% of Total	50.0% of Total Awarded

Corporate Safety Objectives—Global Recordable Rate of less than 0.50 and Global Total Incident Rate of less than 5.00	Although improvement was made from 2011, the Global Recordable Rate was 0.82, resulting in no award; Global Total Incident Rate achieved 82.7% of Target

5.0% of Total	2.07% of Total Awarded
Cash savings generated by the finance group (Distinguished level was $2.0 million)	Generated cash savings of >$2.0 million (Distinguished level)

15.0% of Total	15.0% of Total Awarded

Execute processes to drive improvement in working capital objective	Improvements achieved between Marginal and Competent levels

5.0% of Total	0.66% of Total Awarded
Increase analyst coverage during 2012	Achievement at below Marginal level

10.0% of Total	0% of Total Awarded

Execute international licensing objective	Achievement at below Marginal level

5.0% of Total	0% of Total Awarded
Improve results on foreign exchange contracts	Achievement at Distinguished level

10.0% of Total	10.0% of Total Awarded

John V. Venegoni

Vice President and General Manager—Surfactants

2012 Individual Performance Objectives and Weighting Percentage	2012 Individual Performance Results
Corporate Objectives—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Objectives” section above)	Net Income, ROIC and Free Cash Flow all exceeded the Target level

40% of Total	40.0% of Total Awarded
Corporate Safety Objectives—Global Recordable Rate of less than 0.50 and Global Total Incident Rate of less than 5.00	Although improvement was made from 2011, the Global Recordable Rate was 0.82, resulting in no award; Global Total Incident Rate achieved 82.7% of Target

5% of Total	2.07% of Total Awarded
Global Surfactant Financial Performance Objectives—Operating Income (Distinguished level was $110.0 million) and ROIC (Distinguished level was 13.0%)	Operating Income and ROIC achieved between Commendable and Distinguished levels

45% of Total	43.58% of Total Awarded
Complete Execution of Business Case Project in One Region and Complete One Global Surfactant Product Line Growth Project	Results achieved approximately between Commendable and Distinguished levels

10% of Total	7.5% of Total Awarded

Scott C. Mason

Vice President—Supply Chain

2012 Individual Performance Objectives and Weighting Percentage	2012 Individual Performance Results
Corporate Objectives—Net Income, ROIC and Free Cash Flow (see “Overall Financial Performance Objectives” section above)	Net Income, ROIC and Free Cash Flow all exceeded the Target level

40% of Total	40.0% of Total Awarded
Corporate Safety Objectives—Global Recordable Rate of less than 0.50 and Global Total Incident Rate of less than 5.00	Although improvement was made from 2011, the Global Recordable Rate was 0.82, resulting in no award; Global Total Incident Rate achieved 82.7% of Target

10% of Total	4.13% of Total Awarded
Achieve Supply Chain Cost Objectives (Distinguished level was $380 million)	Results achieved between Commendable and Distinguished levels

10% of Total	7.2% of Total Awarded
Achieve Customer Service Metrics for On Time Service	Results achieved between Marginal and Competent levels

5% of Total	0.83% of Total Awarded
Achieve Operational Excellence for Key Products and One Manufacturing Process	Results achieved approximately between Marginal and Competent levels

10% of Total	2.0% of Total Awarded
Execute Growth Projects in Three Regions and Complete One Transformation Project at a Manufacturing Facility	Projects completed approximately between Marginal and Competent levels

25% of Total	7.5% of Total Awarded

Long-Term Incentive Compensation

Pursuant to the Stepan Company 2011 Incentive Compensation Plan which was approved by stockholders at the 2011 Annual Meeting of Stockholders (the “2011 Incentive Plan”), executive officers are eligible to receive grants of stock options, stock appreciation rights (“SARs”) and performance shares of stock on an annual basis in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s long-term financial results, which are intended to enhance the value of the Company’s Common Stock. The Committee is responsible for approving all grants of stock options, SARs and stock awards. Eligibility for long-term incentives is based on two factors: (1) job performance, and (2) the potential of each executive or executive officer to impact the Company’s financial results.

SARs, as described below, were introduced as part of the stock grant program for 2012 grants. After reviewing stock dilution benchmarking data with Towers Watson, the Company determined that to reduce the dilutive effect of stock grants to participants, it would be appropriate and beneficial to include SARs as part of the annual stock grants. SARs, as with the other forms of stock awards that the Company grants as long-term incentive compensation, are performance-based, but the exercises of SARs may only be settled in cash. The Committee believes that reducing stock dilution by granting SARs increases individual stockholder’s value in Company stock.

The Company has typically granted stock options and performance shares to NEOs, other executive officers and any other Company executives participating in the long-term incentive plan. In 2012, the Committee reviewed and approved an allocation of long-term incentives at approximately 20% of the total grant amount as stock options, 20% of the total grant amount as SARs, and 60% of the total grant amount as performance shares. The purpose of making this allocation change was to reduce the overall dilutive effect of the stock option grants. The exercise of stock option grants increases the number of outstanding shares, thereby diluting the Company’s existing stockholders’ share value. Granting SARs and reallocating awards equally between stock options and SARs does not increase the amount of value provided to participants in the 2011 Incentive Plan. No change was made related to grants of performance shares. The long-term incentive components for the Chief Executive Officer were allocated at approximately 30% of the total grant amount as stock options, 30% of the total grant amount as SARs, and 40% of the total grant amount as performance shares. The Committee approved this allocation for the Chief Executive Officer due to the fact that the Chief Executive Officer has the highest level of responsibility for the Company’s direction and performance, and also because such allocation is more closely aligned with stockholder value.

The value of long-term incentives granted to each executive is primarily based on survey data provided by Towers Watson. In 2013, the Committee reviewed and approved a different allocation of long-term incentives at approximately 15% of the total grant amount as stock options, 35% of the total grant amount as SARs, and 50% of the total grant amount as performance shares. The purpose of this allocation change was to further mitigate the dilutive effect of these grants to existing stockholders. There were no allocation changes made in 2013 for the long-term incentive components for the Chief Executive Officer.

An annual grant of stock options, SARs and performance shares is made each year at the Committee’s February meeting, at which time the Committee determines which performance levels for the previous year were met. In addition, grants of stock options, SARs and performance shares may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance.

•	Stock Options

Stock options are granted annually at the fair market value of the Common Stock on the date of grant with a two-year vesting period and a ten-year term. The option price is set at the date of grant. Backdating of stock options is prohibited under all circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material non-public information. The Company has not timed, nor does it plan to time, the release of material non-public information for the purpose of increasing the value of executive compensation.

•	Stock Appreciation Rights

SARs are granted annually at the fair market value of the Common Stock on the date of the grant with a two-year vesting period and a ten-year term. The price is set at the date of grant. SARs are only settled in cash.

•	Stock Awards (Performance Shares)

Participants are granted a target number of performance shares that can be earned based on the achievement of Corporate Net Income and ROIC targets in the third year of a three-year period. The number of shares actually earned varies depending on the level of performance achieved. The Company uses the following matrix to determine the award:

The Threshold level for both Corporate Net Income and ROIC must be met before any payout occurs. Proration will occur between boxes and Threshold, Target and Maximum levels achieved, as necessary, depending on actual results.

Under the matrix, participants receive a stock distribution of 100% of the performance shares granted if the Target level is met, 50% if the Threshold level is met, and 200% if the Maximum level is met. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, amounts may be prorated between matrix boxes depending on actual results. The Committee intends for Threshold objectives to have an 80% probability of achievement, Target objectives to have a 50% to 60% probability of achievement, and the Maximum objectives to have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, no performance shares will be distributed to participants.

Performance shares granted in 2010 were earned based upon 2012 Company performance for Corporate Net Income and ROIC. The results for Corporate Net Income were between the Threshold and Target levels and ROIC exceeded the Target level. Therefore, participants received 84% of the number of shares granted. The 2012 Target objectives are shown in the table below:

*	Original target objectives approved by the Committee in February 2010 for Corporate Net Income of Threshold ($70.0 million), Target ($80.0 million) and Maximum ($95.0 million) were increased by the Committee in November 2010 to Threshold ($78.8 million), Target ($88.8 million) and Maximum ($103.8 million) due to two acquisitions, and then further increased as reported in the table above in February 2012 due to an acquisition. ROIC objectives approved in February 2010 were not increased.

During 2012, the Committee approved the grants of stock options, SARs and performance share awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2011 Incentive Plan. Grants of stock awards for NEOs, other executive officers and key employees may differ based upon the participant’s role at the Company. The Stepan Company Performance Award Deferred Compensation Plan (Effective January 1, 2008) provides participants with the opportunity to defer receipt of all or a portion of certain incentive compensation.

The Board of Directors believes that the 2012 grants allow the Company to provide long-term incentive compensation that is market competitive to attract and retain executives and other key high performing employees who drive long-term growth of the Company, as well as provide further alignment of the interests of those participants with the Company’s stockholders.

Retirement Plans

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the Savings and Investment Retirement Plan, which provides for Company contributions into the employee’s savings and investment retirement plan account (see discussion below in the “Savings and Investment Retirement Plan” section). The primary purpose of both the Defined Benefit Plan and the Savings and Investment Retirement Plan is to retain valuable employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid under the Defined Benefit Plan in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Savings and Investment Retirement Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Savings and Investment Retirement Plan” section.

•	Savings and Investment Retirement Plan

Pursuant to the Savings and Investment Retirement Plan (“SIRP”), in each payroll period, the Company makes a contribution to the savings and investment retirement plan account of each eligible employee, including the executive officers and the NEOs. The amount of the Company contribution is currently four percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. This percentage is the same for all employees, including the executive officers and the NEOs. All of the NEOs received SIRP contributions in 2012 in the amounts set forth in the Summary Compensation Table.

In addition, the Company may make two types of contributions (Basic Company Contribution and Supplemental Company Contribution) under the Profit Sharing Plan which is a component of the SIRP. The Company’s Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow employees to enjoy the benefits of the Company’s success.

For the Basic Company Contribution, each year the Company determines, based on the Company’s financial results, if it will recommend to the Committee that the Company make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and, if approved, presents the recommendation to the Board of Directors for approval. The Committee typically recommends a Basic Company Contribution that is based on four and one-half percent of pre-tax income. In addition to the Basic Company Contribution, the Company’s Board of Directors may make a Supplemental Company Contribution to the Profit Sharing Plan in an additional amount at its discretion.

•	Supplemental Executive Retirement Plans

NEOs participate in the same basic retirement plans as all other employees, with the exception of three of the NEOs (Messrs. Stepan, Stepan, Jr. and Venegoni) who are also currently eligible for benefits under the Supplemental Executive Retirement Plan (“SERP”). The U.S. Internal Revenue Service (“IRS”) limits benefits that otherwise would be available through the Retirement Plan for Salaried Employees. The SERP was created to provide supplemental retirement benefits to any executive affected by these IRS limits. The benefits are calculated according to the same retirement plan formula that applies to all eligible employees. The SERP is commonly offered to attract, retain and motivate the NEOs and is necessary to be competitive in the marketplace. There are no early retirement arrangements specific to the NEOs and the Company believes that all elements of the SERP are customary for this type of retirement plan. The Retirement Plan for Salaried Employees SERP was frozen as of June 30, 2006. The funding status of this SERP is reviewed periodically. Currently, the Company has elected not to fund this SERP.

In addition to the Basic Company Contribution, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”).

SERP benefits are provided to executives as a common executive benefit which allows the Company to be competitive for executive compensation and benefits. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans because of Internal Revenue Code (“Code”) compensation limits. The SERP Profit Sharing Plan is funded by the Company. All five NEOs received a 2012 SERP Profit Sharing Plan contribution which is included in the Summary Compensation Table. Additionally, due to Code compensation limits, all of the NEOs are eligible to receive supplemental Company contributions to the SERP Profit Sharing Plan based on the Company’s four percent contribution to the NEO’s SIRP account. All such SERP Profit Sharing Plan contributions to the NEOs in 2012 are included in the Summary Compensation Table.

Employee Stock Ownership Plan

The Stepan Company Employee Stock Ownership Plan II (“ESOP II”) is designed to (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company.

Contributions to ESOP II are a percentage of the Company’s Profit Sharing Plan contribution, as determined by the Committee, which are then reallocated to ESOP II in shares of Company stock. For example, the Committee may approve a Profit Sharing Plan contribution based upon the contribution formula noted in the “Savings and Investment Retirement Plan” section above, and then determine that 50% of the total contribution will remain in the Profit Sharing Plan and 50% will be reallocated to ESOP II. The ESOP II allocation is made to broaden Company stock ownership among employees for further alignment with the interests of Company stockholders.

Perquisites

The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives. For 2012, these perquisites represented a small percentage of each NEO’s base compensation, ranging from 2.12% to 5.89%, with a median of 2.47%. The dollar values attributable to each NEO were also minimal, ranging from $6,645 to $29,448, with a median of $9,936.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The personal use value is computed using the annual lease valuation rule.

The Company maintains two Company-owned properties and a Company-owned vehicle which are not used solely for business purposes. Executives, including the NEOs, are allowed to use these properties or vehicle for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company, and the value of the vehicle is based on mileage use calculated at IRS standard mileage rates. When these properties or vehicle are used by the NEOs for personal reasons, such values are included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times, these tickets are used by executives for personal use. In addition, the Company pays membership dues for both the Chief Executive Officer and the Chairman for country club memberships which are not exclusively used for business entertainment. The actual cost paid for club membership dues is included in the Summary Compensation Table under All Other Compensation.

No Severance/Change-in-Control Provisions

None of the NEOs or other executive officers has any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers is entitled to payment of any benefits upon a change-in-control.

Stock Ownership Policy

The Company maintains a stock ownership policy for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who participate in the Management Incentive Plan. The Chairman and the Chief Executive Officer must each maintain ongoing ownership of Common Stock in an amount equivalent in value to at least five times their respective annual base salary. Other executive officers must own a minimum of two times their annual base salary.

All executives, including the NEOs, have five years from their initial stock grant, to achieve compliance with these stock ownership requirements. All executives, including the NEOs, must meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Recognizing the importance of retirement planning, NEOs may, commencing at age 61, reduce their holdings by 20 percent to a minimum of one times his or her annual base salary by the calendar year he or she attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in the Company’s ESOP II, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in any Company deferred compensation plan. Grants of stock options, SARs and performance shares do not count towards the stock ownership requirement unless actually exercised or earned. No shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Company periodically reviews this policy against general industry benchmarks of stock ownership.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all nine executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2013. If an executive fails to comply with stock ownership policy and annual progress requirements, the executive is not eligible to receive grants of stock options, SARs and performance shares, or any other awards under the 2011 Incentive Plan, until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executives’ decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Post-Termination Benefits

As a general rule, the Company provides no post-termination compensation to executives other than relatively nominal retirement gifts upon their retirement from the Company. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement. The amount of any NEO post-termination compensation received, if any, is included in the Summary Compensation Table. In 2012, no NEOs retired and no post-termination compensation was paid to any NEO.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law limits deductible compensation at $1 million per year for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct certain additional performance based compensation. The Company’s compensation plans are generally designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility of performance based compensation under Code Section 162(m), the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action. The Committee reviews and monitors its policy with respect to the deductibility of compensation, as necessary.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Several of the Company’s plans have provisions that require compliance with Code Section 409A and related regulations. All of the Company’s applicable plans comply with Code Section 409A.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2012, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Boyce, Dearth (elected April 24, 2012), Delgado, Lawton and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2012, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Michael R. Boyce

Randall S. Dearth

Joaquin Delgado

Gregory E. Lawton

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended on December 31, 2010, December 31, 2011 and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
F. Quinn Stepan, Jr. President and Chief Executive Officer	2012	$736,667	$—	$363,837	$580,516	$759,886	$240,963	$104,259	$2,786,128
	2011	$716,667	$—	$330,013	$495,001	$329,581	$130,456	$ 87,139	$2,088,857
	2010	$683,333	$—	$299,988	$450,001	$450,795	$138,149	$191,043	$2,213,309

James E. Hurlbutt Vice President and Chief Financial Officer	2012	$321,417	$—	$ 90,734	$64,411	$157,404	$110,540	$ 39,707	$784,213
	2011	$302,083	$—	$ 90,024	$60,010	$ 94,316	$ 55,956	$ 35,678	$638,067
	2010	$291,667	$—	$ 75,227	$50,160	$119,263	$ 75,480	$ 76,551	$688,348

John V. Venegoni Vice President and General Manager— Surfactants	2012	$401,833	$—	$195,308	$138,499	$235,814	$159,009	$ 50,856	$1,181,319
	2011	$384,167	$—	$143,963	$95,994	$ 91,700	$ 76,796	$ 44,786	$837,406
	2010	$371,667	$—	$128,998	$85,996	$152,434	$ 95,967	$ 50,461	$885,523

F. Quinn Stepan Chairman	2012	$500,000	$—	$ —	$—	$384,510	$121,461	$ 80,365	$1,086,336
	2011	$500,000	$—	$ —	$—	$169,330	$ 63,187	$ 81,970	$814,487
	2010	$500,000	$—	$ —	$—	$245,100	$ 92,197	$ 73,207	$910,504

Scott C. Mason Vice President— Supply Chain(6)	2012	$313,083	$—	$143,635	$101,864	$121,567	N/A	$ 40,811	$720,960
	2011	$302,083	$—	$126,034	$84,009	$ 90,536	N/A	$ 34,115	$636,777
	2010	$238,011	$—	$128,978	$85,998	$ 75,997	N/A	$13,042	$542,026

(1)	Amounts listed are performance-based compensation and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. The maximum award values, if paid, would be:

Name	2012	2011	2010
F. Quinn Stepan, Jr.	$760,020	$660,026	$599,976
James E. Hurlbutt	$189,534	$180,048	$150,454
John V. Venegoni	$407,978	$287,927	$257,996
Scott C. Mason	$300,039	$252,067	$257,955

(2)	Amounts for 2012 include the grant date fair value of Non-Qualified Stock Options and Stock Appreciation Rights granted during the fiscal year ended December 31, 2012 in accordance with FASB ASC Topic 718.
(3)	Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2010, 2011 and 2012 pursuant to the Management Incentive Plan, which were paid in February 2011, 2012 and 2013, respectively.
(4)	Amounts reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The increase in pension values for all of the NEOs was due to the change in discount rate, change in assumed post retirement mortality rates and the time value of money for those NEOs one year closer to retirement age (63) and where applicable, the value of benefits paid during fiscal 2012.
(5)	Amounts for 2012 include 2012 Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $75,016; Mr. Hurlbutt: $32,731; Mr. Venegoni: $40,920; Mr. Stepan: $50,916 and Mr. Mason: $34,166. Also includes amounts for personal use of Company-leased vehicles, use of Company-owned properties, as well as spousal travel, entertainment events, and club membership dues.
(6)	Mr. Mason was hired by the Company effective March 10, 2010, and was not an NEO in 2010.

In 2012, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 2.78% which is consistent with Company guidelines. The base salaries for the other executive officers of the Company are reviewed annually and adjusted as appropriate by the Compensation and Development Committee as discussed above in the Compensation Discussion and Analysis. In 2012, the merit increases for the other executive officers were consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2012: Mr. Hurlbutt: 7.08% (2.80% for merit and 4.28% for benchmarked market adjustment); Mr. Stepan: 0%; Mr. Venegoni: 4.92%; and Mr. Mason: 3.79%. The 2012 base salary increases were effective March 1, 2012.

The amounts included for 2012 Stock Awards reflect the aggregate grant date fair value for Stock Awards granted during the fiscal year ended December 31, 2012, under the 2011 Incentive Plan calculated in accordance with FASB ASC Topic 718. In addition, amounts included for 2012 Option Awards reflect the aggregate grant date fair value for Option Awards granted during the fiscal year ended December 31, 2012, under the 2011 Incentive Plan calculated in accordance with FASB ASC Topic 718.

In 2013, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 5.41% which is consistent with Company guidelines. The 2013 merit increases for the other executive officers are also consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2013: Mr. Hurlbutt: 3.08%; Mr. Stepan: 0%; Mr. Venegoni: 3.70%; and Mr. Mason: 3.17%. The 2013 base salary increases were effective March 1, 2013.

The Chairman, Mr. Stepan, has received no base salary increase and no stock options or stock awards since Mr. Stepan, Jr.’s election as the Company’s Chief Executive Officer effective January 1, 2006.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	MIP	—	$0	$736,667	$1,105,000
	SA	2/14/2012				4,443	8,886	17,772					$363,837
	SAR	2/14/2012								18,476	$42.77	$41.40	$290,258
	NQS	2/14/2012							0	18,476	$42.77	$41.40	$290,258

James E. Hurlbutt	MIP	—	$0	$192,850	$289,275
	SA	2/14/2012				1,108	2,216	4,432					$90,734
	SAR	2/14/2012								2,050	$42.77	$41.40	$32,206
	NQS	2/14/2012							0	2,050	$42.77	$41.40	$32,206

John V. Venegoni	MIP	—	$0	$241,100	$361,650
	SA	2/14/2012				2,385	4,770	9,540					$195,308
	SAR	2/14/2012								4,408	$42.77	$41.40	$69,250
	NQS	2/14/2012							0	4,408	$42.77	$41.40	$69,250

F. Quinn Stepan	MIP	—	$0	$375,000	$562,500
	SA	2/14/2012				0	0	0					$0
	SAR	2/14/2012								0	$0.00	$0.00	$0
	NQS	2/14/2012							0	0	$—	$—	$0

Scott C. Mason	MIP	—	$0	$187,850	$281,775
	SA	2/14/2012				1,754	3,508	7,016					$143,635
	SAR	2/14/2012								3,242	$42.77	$41.40	$50,932
	NQS	2/14/2012							0	3,242	$42.77	$41.40	$50,932

(1)	Type of Award: MIP—Management Incentive Plan Bonus; SA—Stock Award; SAR—Stock Appreciation Rights; NQS—Non-Qualified Stock Options.
(2)	Reflects estimated Target payouts under the Company’s Management Incentive Plan. These estimated amounts are based on the NEO’s current salary and position. Actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(4)	Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for Stock Awards, Stock Appreciation Rights and Non-Qualified Stock Options granted during the fiscal year ended December 31, 2012. The grant date fair values of Stock Awards are calculated using the most probable outcome award payout level.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
F. Quinn Stepan, Jr.	64,000			$18.46	2/9/2017			35,368	$1,420,046
	54,348			$25.61	2/8/2018
		35,766		$37.51	2/6/2019
		36,952		$42.77	2/13/2022

James E. Hurlbutt		4,336		$37.51	2/6/2019			9,232	$ 369,582
		4,100		$42.77	2/13/2022

John V. Venegoni		6,936		$37.51	2/6/2019			17,216	$ 695,905
		8,816		$42.77	2/13/2022

F. Quinn Stepan	61,106			$12.47	2/9/2014			—	$ —

Scott C. Mason	9,368			$26.50	3/9/2018			13,736	$ 552,106
		6,070		$37.51	2/6/2019
		6,484		$42.77	2/13/2022

(1)	All options in this column that expire on February 6, 2019 became exercisable on February 7, 2013 and all options in this column that expire on February 13, 2022 are exercisable on February 14, 2014.
(2)	Reflects Stock Awards granted in February 2011 and February 2012 that have not yet been earned. Vesting for such Stock Awards is based upon the Company achieving certain financial targets during the performance period ended December 31, 2013 and December 31, 2014, respectively. See Compensation Discussion and Analysis for additional information on vesting conditions for Stock Awards.
(3)	Reflects market value of Stock Awards granted in February 2011 and February 2012 that have not yet been earned.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
F. Quinn Stepan, Jr.	257,432	$8,625,617	9,842	$ 604,791
James E. Hurlbutt	23,058	$629,045	2,468	$ 151,659
John V. Venegoni	10,386	$195,207	4,232	$ 260,056
F. Quinn Stepan	110,796	$2,495,927	—	$ 0
Scott C. Mason	—	$0	4,090	$ 251,331

(1)	The Stock Awards vested upon the Company achieving certain financial targets during the performance period ended December 31, 2012.
(2)	Based on the market value of the Company’s Common Stock of $61.45 per share on February 28, 2013, the date of vesting.

PENSION BENEFITS

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP, and the values of the benefits issued under these plans is determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Mr. Hurlbutt is the only NEO who is eligible for early retirement under the pension plans. Due to Minimum Required Distribution regulations, Mr. Stepan began receiving benefits from the Retirement Plan for Salaried Employees during 2008. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit multiplied by service up to 30 years divided by 30.

•	Normal Retirement: age 65.

•

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing five years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

•	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

•

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: the applicable discount rates as of December 31, 2010, December 31, 2011, and December 31, 2012, are 5.4%, 5.1% and 4.2%, respectively.

•

Mortality Table: the mortality table used as of December 31, 2010, is the IRS Prescribed Mortality Table for 2011. The mortality table used as of December 31, 2011, is the IRS Prescribed Mortality Table for 2012. The mortality table used as of December 31, 2012, is the IRS Prescribed Mortality Table for 2013. The table used for 2012 has lower mortality rates relative to the table for 2011.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year ($)(1)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$ 547,525	$ —
	Supplemental Executive Retirement Plan	20.7	$ 650,824	$ —

James E. Hurlbutt	Retirement Plan for Salaried Employees	24.2	$ 738,728	$ —
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$ 676,460	$ —
	Supplemental Executive Retirement Plan	23.9	$ 162,643	$ —

F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$ 843,971	$ 72,661
	Supplemental Executive Retirement Plan	30.0	$1,541,384	$ —

Scott C. Mason	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

(1)	Due to Minimum Required Distribution regulations, Mr. Stepan commenced benefits in 2008.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

The table below shows the investment options available under the Management Incentive Plan and their annual rate of return for the calendar year ended December 31, 2012, as reported by the advisors who provide information to the Company.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	16.26%	Fidelity Puritan	13.79%
Fidelity Growth Discovery	14.50%	DWS Scudder Money Market	0.01%
Fidelity Intermediate Bond	4.93%	Stepan Company Stock	40.30%

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter.

In addition, executives may elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Performance Award Deferred Compensation Plan. Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings (Losses) in Last Fiscal Year($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End($)
F. Quinn Stepan, Jr.	$151,977	$—	$2,833,289	$—	$10,617,834
James E. Hurlbutt	$157,404	$—	$309,167	$—	$1,443,339
John V. Venegoni	$235,814	$—	$408,274	$—	$2,709,591
F. Quinn Stepan	$—	$—	$7,137,160	$—	$29,398,856
Scott C. Mason	$—	$—	$—	$—	$—

(1)	Reflects amounts deferred under the Management Incentive Plan and Stock Awards deferred under the Performance Award Deferred Compensation Plan. The number of Stock Awards acquired on vesting is also included in the Option Exercises and Stock Vested Table.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation and Development Committee annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, meeting attendance fees and stock awards, and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2012, Directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $44,400 plus $1,500 for attendance at each Board of Director meeting and $1,500 for attendance at each committee meeting. In addition, the Chairman of the Audit Committee was paid an additional annual fee of $15,000, the Chairman of the Compensation and Development Committee was paid an additional annual fee of $10,000, and the Chairman of the Nominating and Corporate Governance Committee was paid an additional annual fee of $7,000. No fees or other compensation for service as a Director were paid to Directors who are also employees of the Company.

Based upon the Compensation and Development Committee’s review of benchmark information contained in the 2011-2012 National Association of Corporate Directors (NACD) Directors Compensation Report and the 2011 Towers Watson Survey Report on Board of Directors’ Compensation, Policies & Practices, a $1,000 increase in the amount of the additional annual fee paid to the Board of Director’s Nominating and Corporate Governance Committee Chairman was approved in 2012 by the Compensation and Development Committee of the Board of Directors for 2013. Therefore, effective January 1, 2013, the Nominating and Corporate Governance Committee Chairman will be paid an additional annual fee of $8,000.

Directors Deferred Compensation Plan

A Non-Employee Director, at his election, may defer receipt of his Director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2012 (“Directors Deferred Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company Common Stock or cash, depending upon the election made by the Non-Employee Director.

Incentive Compensation Program for Non-Employee Directors

Each Non-Employee Director serving as a Director of the Company on the date of the annual meeting of stockholders each year will be awarded an annual stock award for either delivery of shares of Common Stock at the time of the grant or, at the Non-Employee Director’s election, deferred receipt of the annual stock award, upon the terms and conditions as determined by the Compensation and Development Committee (“Annual Stock Award”). The Annual Stock Award, pursuant to the 2011 Incentive Plan, is provided in lieu of prior annual grants of stock options and stock awards to Non-Employee Directors. For 2012, the Non-Employee Directors received a stock award in the amount of $55,000 or 635 shares of Company Common Stock based upon the market price of $86.58 on April 24, 2012. The number of shares was determined by dividing $55,000 by the average of the opening and closing price of Common Stock on the day of grant. The Annual Stock Award vests immediately and a Non-Employee Director, at his election, can defer receipt of the Annual Stock Award as provided in the 2011 Incentive Plan. Dividend equivalents are paid on deferred Annual Stock Awards. The Non-Employee Directors did not receive any other stock option or stock grants in 2012.

Based upon benchmark information contained in the 2011-2012 National Association of Corporate Directors (NACD) Directors Compensation Report and the 2011 Towers Watson Survey Report on Board of

Directors’ Compensation, Policies & Practices concerning equity compensation to Non-Employee Directors, the Company recommended and the Compensation and Development Committee approved in 2012 to increase the Annual Stock Award for Non-Employee Directors to $75,000 beginning in 2013.

In addition, under the 2011 Incentive Plan, the Compensation and Development Committee is also permitted to make grants of stock options or additional stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by the Compensation and Development Committee in its sole discretion, such as outstanding Company performance. The last stock option was granted in 2010. The 2011 Incentive Plan sets forth certain restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

The Annual Stock Award granted to a Non-Employee Director under the 2011 Incentive Plan is in addition to the Annual Director Retainer Fee, Board committee chairmen fees, and meeting attendance fees payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company Common Stock equivalent in value to five times the current Annual Director Retainer Fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock option grants do not count towards the stock ownership requirements unless actually exercised.

Non-Employee Directors have five years from the date of their initial election or appointment as a Director to achieve compliance with these stock ownership requirements. Typically, Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level will not be eligible for any additional, discretionary grants of stock options or stock awards until compliance is achieved.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the Annual Director Retainer Fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Effective December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive such benefits. Benefits commence at 70 years of age.

The pension values included in the Director Compensation Table below are the present value of the benefits expected to be paid under the Director Retirement Plan in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values shown in the Director Compensation Table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values shown in the Director Compensation Table includes the effect of the time value of money for each Director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

•	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.

•

The normal retirement benefit is based on the sum of (1) 50% of the Annual Director Retainer Fee in effect as of December 31, 2005, and (2) 2% of the Annual Director Retainer Fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

•	Normal Retirement: age 70.

•	Early Retirement: none.

•	Years of Service: number of completed calendar years a Non-Employee Director has served on the Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

•	Assumed Retirement Age: the normal retirement age is 70 years old.

•	Discount Rate: the applicable discount rate as of December 31, 2012, is 3.40%.

•	Mortality Table: the mortality table used as of December 31, 2012, is the IRS Prescribed Mortality Table for 2013.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2012.

Name (1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total($)
Michael R. Boyce	$76,900	$54,959	$—	$—	$—	$—	$131,859
Randall S. Dearth	$47,600	$54,959	$—	$—	$—	$—	$102,559
Joaquin Delgado	$69,900	$54,959	$—	$—	$—	$—	$124,859
Gregory E. Lawton	$81,400	$54,959	$—	$—	$—	$—	$136,359
Edward J. Wehmer	$87,900	$54,959	$—	$—	$—	$—	$142,859

(1)	F. Quinn Stepan, Jr., the Company’s President and Chief Executive Officer, and F. Quinn Stepan, the Company’s Chairman, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation amounts received by Messrs. Stepan, Jr. and Stepan as employees of the Company are shown in the Summary Compensation Table. Mr. Dearth was elected to the Board of Directors on April 24, 2012, and thus the reported amount includes earned compensation for service from April 2012 to December 2012.
(2)	Reflects Stock Awards granted in April 2012. Each Director was awarded 1,270 shares.
(3)	As of December 31, 2012, each Director has the following number of stock options outstanding: Mr. Boyce: 872; Mr. Dearth: 0; Dr. Delgado: 0; Mr. Lawton: 0; and Mr. Wehmer: 11,190.

PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Fourth Article of the Company’s Restated Certificate of Incorporation (the “Certificate”) currently authorizes the issuance of 30,000,000 shares of Common Stock, par value $1.00 per share and 2,000,000 shares of Preferred Stock, without par value. On October 23, 2012, the Board of Directors declared a two-for-one (2-for-1) stock split on the Company’s Common Stock in the form of a 100 percent stock dividend which was paid on December 14, 2012. As a result of this stock split, the Company issued approximately 12,460,000 shares of Common Stock.

On March 1, 2013, 22,042,118 shares of Common Stock were outstanding. In addition, 2,361,062 shares of Common Stock were reserved for future issuance, including 2,219,633 shares of Common Stock reserved for issuance under the Company’s equity plans and 141,429 shares of Common Stock reserved for issuance upon conversion of outstanding shares of the Company’s convertible Preferred Stock. Based upon these issued and reserved shares of Common Stock, the Company as of March 1, 2013, had approximately 5,596,820 shares of Common Stock remaining available for issuance in the future for other corporate purposes.

On February 19, 2013, the Board of Directors unanimously adopted a proposal to amend the Certificate to increase the number of shares of Common Stock that the Company is authorized to issue from 30,000,000 to 60,000,000, subject to stockholder approval at the Company’s Annual Meeting of Stockholders scheduled for April 30, 2013. The proposed amendment and restatement of the Certificate would not change the authorized number of shares of Preferred Stock. There are currently no plans, arrangements, commitments or understandings with respect to the issuance of any new shares of preferred stock.

The Board of Directors believes this capital structure more appropriately reflects the present and future needs of the Company and is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors is submitting the proposed amendment to be voted on by the stockholders.

The Proposal

The first paragraph of the Fourth Article of the Company’s Certificate would be amended to provide as follows:

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is Sixty Two Million (62,000,000) shares, of which Sixty Million (60,000,000) shares shall be Common Stock of a par value of $1.00 per share, and Two Million (2,000,000) shares shall be Preferred Stock without par value.

Purpose of Authorizing Additional Common Stock

Authorizing an additional 30,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the stockholders, to issue such Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is necessary to have the ability to issue such additional shares of Common Stock for general corporate purposes. Potential uses of the additional authorized shares may include acquisition transactions, equity financings, stock dividends or distributions, and issuance of equity awards pursuant to the Company’s equity compensation plans without further action by the stockholders, unless such action were specifically required by applicable law or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Company’s securities may then be listed. The Board of Directors believes that these additional shares will provide the Company with needed flexibility to issue shares in the future without the potential expense or delay incident to obtaining stockholder approval for any particular issuance. There are currently no commitments or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by the proposed amendment.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuance of authorized but unissued shares. While the Company has no present intention of issuing shares for such purposes, the increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company’s Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of the stockholder’s investment could be adversely affected. The Common Stock carries no preemptive rights to purchase additional shares.

Effectiveness of Amendment

If the proposed amendment is adopted, it will become effective upon the filing of an amendment and restatement of the Certificate with the Secretary of State of the State of Delaware.

Vote

The affirmative vote of at least a majority of the votes which all stockholders are entitled to cast at the meeting is required for adoption of the Certificate amendment.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval to amend the Company’s Restated Certificate of Incorporation to increase the authorized shares as stated above.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company is including in this proxy statement a non-binding advisory vote regarding compensation of the Company’s NEOs. The Company asks annually for the stockholders to indicate their approval of the compensation paid to the Company’s NEOs as described in this proxy statement under the heading “Executive Compensation,” which includes the Compensation Discussion and Analysis as well as the compensation tables and related narratives included elsewhere in this proxy statement. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Compensation and Development Committee.

This Say-on-Pay vote provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or “ABSTAIN” from voting on the resolution. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs. At the 2012 Annual Meeting of Stockholders, the Company’s executive compensation was approved by over 90% of the votes cast on the advisory Say-on-Pay vote. The Board of Directors and the Compensation and Development Committee considered these voting results when it made decisions regarding the compensation of the Company’s NEOs.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals that are aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for levels of compensation competitive with the marketplace; and

•	attract and retain employees of outstanding ability.

In support of these objectives, the Compensation and Development Committee follows these guiding principles for setting and awarding NEO executive compensation:

•

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2012, incentive pay was directly connected to Company and individual performance and reflected continued record Company financial performance. See both the “Short-Term Incentive Compensation” and the “Long-Term Incentive Compensation” sections in the Compensation Discussion and Analysis of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

•

Competitive Compensation. Base salary was surveyed and determined to be consistent with similar positions in similar industries. The Company believes that the level of 2012 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Use of Industry Surveys and Peer Group Data” section of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

•

Equity-Based Compensation Aligns the Company with the Interests of Stockholders. The Compensation and Development Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive, and are aligned with, stockholder value. Information related to the amount of NEO compensation that is paid as stock options, SARs and performance shares is described in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis of this proxy statement. In addition, the Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy” section of the Compensation Discussion and Analysis of this proxy statement for a more detailed description of this policy.

•

Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common with companies in our industry and is reasonable in both nature and amount.

•

No Severance/Change-in-Control Agreements. None of the NEOs has any arrangement that provides for severance payments. Additionally, none of the NEOs is entitled to payment of any benefits upon a change-in-control.

As summarized above, the compensation earned by the Company’s NEOs for 2012 was aligned with both the Company’s pay for performance philosophy and 2012 Company performance. For the reasons discussed above and elsewhere in this proxy statement, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and related narratives, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval of the above resolution relating to the compensation of the Company’s NEOs.

REPORT OF THE AUDIT COMMITTEE

In 2012, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Boyce, Dearth (elected April 24, 2012), Delgado, Lawton and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2012, Mr. Wehmer served as Chairman of the Audit Committee.

The Audit Committee has:

(a)	reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2012;

(b)	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”), AU Section 380;

(c)	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2012, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Michael R. Boyce

Randall S. Dearth

Joaquin Delgado

Gregory E. Lawton

Edward J. Wehmer

AUDIT COMMITTEE

The information contained in the Report of the Audit Committee above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte as the independent registered public accounting firm for the Company for 2013. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2013 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends to the stockholders that the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries be ratified for fiscal year 2013.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2012, and December 31, 2011, and fees billed for other services rendered by Deloitte during those periods:

	2012	2011
Audit Fees(a)	$1,158,100	$1,104,400
Audit-Related Fees(b)	0	0
Tax Fees(c)	218,600	218,600
All Other Fees(d)	10,200	62,400

Total	$1,386,900	$1,385,400

(a)	Audit Fees consist of audit work performed on the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(b)	There were no Audit-Related Fees in 2011 or 2012.
(c)	Tax Fees consist of tax advisory services related to an international tax project in 2011 and 2012 as well as assistance with tax return filings in certain foreign jurisdictions and preparation of expatriate tax returns in 2011 and 2012.
(d)	All Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte in 2011 and 2012, and fees for a risk management consulting project in 2011 and 2012.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the SEC on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its pre-approval requirements.

2014 STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2014 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 27, 2013.

A stockholder that intends to present business at the 2014 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to properly bring business before an annual meeting (other than director nominations), a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2013 Annual Meeting of Stockholders is scheduled for April 30, 2013, the Company’s Secretary must receive the requisite notice and information for a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 30, 2014.

A stockholder that intends to nominate a candidate for election as a director at the 2014 Annual Meeting of Stockholders must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2013 Annual Meeting of Stockholders is scheduled for April 30, 2013, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director no later than January 30, 2014.

In the event the 2014 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2013 Annual Meeting of Stockholders, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the tenth day following the date on which notice of the 2014 Annual Meeting of Stockholders is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, Non-Employee Directors or specified Directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

By order of the Board of Directors,

H. EDWARD WYNN

     Secretary

Northfield, Illinois

March 27, 2013

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Stockholders.

The Notice of Annual Meeting, Proxy Statement and Proxy Card; 2012 Annual Report;

and Form 10-K are available at:

www.edocumentview.com/SCL

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Stepan Company

Notice of Annual Meeting of Stockholders to be held April 30, 2013

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint James E. Hurlbutt and Kathleen O. Sherlock, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 30, 2013, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 – Michael R. Boyce	☐	☐	02 – F. Quinn Stepan	☐	☐	03 – Edward J. Wehmer	☐	☐

		For	Against	Abstain
2.	Approval to increase authorized shares of common stock.	☐	☐	☐
		For	Against	Abstain
3.	Advisory resolution to approve executive compensation.	☐	☐	☐
		For	Against	Abstain
4.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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